Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-4 of Guaranty Bancorp of our report dated February 17, 2016 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Guaranty Bancorp for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
July 19, 2016